[Plato Learning Logo]

For Immediate Release

Contact:	John Murray, Chmn., Pres. & CEO Greg Melsen, CFO Steve Schuster, VP & Treasurer 952.832.1000

PLATO Learning, Inc. Acquires
UK Education Company

MINNEAPOLIS, MN — December 17, 2003 — PLATO Learning, Inc. (NASDAQ: TUTR), a leading provider of K-Adult computer-based and e-learning solutions, today announced that it has acquired New Media (Holdings) Limited and its wholly-owned subsidiaries. New Media is a United Kingdom (UK) based publisher of curriculum-focused software primarily for teaching secondary school science and math. New Media’s products are used in the UK schools and are sold in countries worldwide. New Media also provides in-service training for secondary school science and math teachers, and develops educational software and training programs under contract to the UK Education Department.

Pursuant to the merger, PLATO Learning will acquire all the outstanding shares of New Media and its wholly-owned subsidiaries in exchange approximately $6.8 million of cash. Additional consideration of approximately $1.6 million could be paid to the former shareholders of New Media, contingent on the achievement of certain future revenue targets. New Media has approximately $2 million in tangible assets, including cash of almost $1 million.

New Media is expected to generate revenues of between $4.0 to $5.0 million in PLATO Learning’s fiscal year ended October 31, 2004. The merger is also expected to be neutral to PLATO Leaning’s earnings per share during its fiscal year ending October 2004, after consideration of non-cash charges for the amortization of intangible assets created as a result of the transaction.

The addition of New Media’s products enhances PLATO Learning’s science offering and provides a science simulation development capability that did not previously exist at PLATO Learning. It will also allow PLATO Learning’s sales force to introduce New Media’s products to the US markets for the first time. An expanded US science offering is critical to PLATO Learning’s customers who must comply with more stringent science requirements under the provisions of No Child Left Behind. The acquisition will give PLATO more critical mass and revenue diversification in the UK and will also strengthen PLATO Learning’s relationships with the UK Education Department. We believe these advantages, plus the elimination of some minor duplicate costs, will provide greater mass and earnings and cash flow potential for PLATO Learning in the U.K.

John Murray, Chairman, President and Chief Executive Officer of PLATO Learning, said, “PLATO Learning is committed to the UK market, which although under pressure recently has served us well in the past. We believe the addition of New Media’s products, services and development capabilities will provide us improved customer and governmental relations in the UK. We are also excited to bring an expanded science offering to our US customers at a time when science is an area of focus for all of our schools. New Media represents another strategic acquisition designed to enhance value to both our customers and shareholders.”

Dick Fletcher, founder and Managing Director of New Media, commented “New Media is delighted to have found in PLATO Learning a company which shares our vision and passion for education. It is becoming increasingly difficult for small companies to grow organically, particularly in a government-dominated market. PLATO Learning’s ownership will strengthen the already powerful talents of our work force, enabling them to continue to create pioneering software - empowering teachers and inspiring students. I look forward to working with the PLATO Learning team in the year ahead, and to concentrating my efforts on helping more teachers understand the benefits that the regular use of Information, Communications and Technology (ICT) can bring, particularly to science education.”

About PLATO Learning
 PLATO Learning, Inc. is a leading provider of computer-based and e-learning instruction for Kindergarten through adult learners, offering curricula in reading, writing, math, science, social studies, and life and job skills. The company also offers innovative online assessment and accountability solutions and standards-based professional development services. With over 4,000 hours of objective-based, problem-solving courseware, plus assessment, alignment and curriculum management tools, we create standards-based curricula that facilitate learning and school improvement.

With trailing 12-month revenues of about $82 million, PLATO Learning, Inc. is a publicly held company traded as TUTR on the NASDAQ-NMS. PLATO® Learning educational software is marketed to K-12 schools, colleges, job training programs, correctional institutions, military education programs, corporations and individuals and delivered via networks, CD-ROM, the Internet and private intranets. It is available for immediate purchase and electronic download on the Company’s Web site.

PLATO Learning is headquartered at 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, (952) 832-1000 or (800) 869-2000. The Company has domestic offices throughout the United States and international offices in the United Kingdom and Canada. International distributors are located in Puerto Rico, Singapore, South Africa and the United Arab Emirates. The Company’s Web address is http://www.plato.com.

About New Media
 New Media is 20 years old — perhaps the oldest, continuously profitable, private company in the UK committed to the use of ICT in education. In 1983, New Media designed the world’s first interactive multimedia encyclopedia, and in 1993 New Media launched the award-winning “Chemistry Set.” As a result of the UK’s New Opportunities Fund (NOF) program, and their collaborative work in the Science Consortium, over a thousand science departments in England are more confident in the use of ICT. In 2004, with the backing of the UK’s Department for Education and Skills (DfES), New Media will bring online Continuing Professional Development (CPD) for math, physical education and science departments. ’MSS 16-18’, New Media’s new science program for 16-18 year-olds, is set to change the shape of post-16 science education; empowering teachers, making biology, chemistry and physics more readily understandable, and inspiring learning by devolving more responsibility to the students themselves.

The shareholders of New Media (Holdings) Ltd. were represented by The van Tulleken Company.

This announcement includes forward-looking statements. PLATO Learning has based these forward-looking statements on its current expectations and projections about future events. Although PLATO Learning believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. PLATO Learning undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward looking statements made are subject to the risks and uncertainties as those described in the Company’s Annual Report on Form 10-K for the year ended October 31, 2002. Actual results may differ materially from anticipated results.

® PLATO is a registered trademark of PLATO Learning, Inc. PLATO Learning is a trademark of PLATO Learning, Inc.